SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 30, 2005

Western Sierra Bancorp

(Exact Name of Registrant as Specified in its Charter)

California	000-25979	68-0390121
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

4080 Plaza Goldorado Circle, Cameron Park, California		95682
(Address of Principal Executive Offices)		(Zip Code)

(530) 677-5600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 30, 2005, the Registrant entered into a Retirement, Consulting and Noncompetition Agreement with John G. Briner, Executive Vice President.  The agreement, which is attached as Exhibit 10.1, provides for Mr. Briner to retire effective June 30, 2005 in consideration for the receipt of a severance benefit of $247,500 and the acceleration of vesting of his supplemental executive retirement plan.   Under the terms of the agreement, Mr. Briner will continue to serve as Chairman of Registrant’s Auburn Community Bank subsidiary, will provide consulting services if needed and will be appointed to Registrant’s Board of Directors.  In addition, the agreement restricts Mr. Briner from competing with operations of the Registrant for a period of one year- following the date on which he is not reelected to Registrant’s Board of Directors or two years following the date on which he resigns from Registrant’s Board of Directors..

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a)     Not applicable

(b)     Not applicable

(c)     Not applicable

(d)     1.   The Registrant appointed John G. Briner to its board of directors effective July 8, 2005. The press release announcing Mr. Briner’s appointment is attached as Exhibit 99.1.

2.     Mr. Briner is expected to be appointed to the Executive and Investment/Asset Liability Management Committees of the board of directors subsequent to July 8, 2005.

3.     Mr. Briner served as the Registrant’s Chief Operating Officer from May 2004 until May 2005 and as Chief Executive Officer and Chairman of the Registrant’s Auburn Community Bank subsidiary from December 2003 until the present.  Under the terms of the Retirement, Consulting and Noncompetition Agreement attached as Exhibit 10.1, Mr. Briner will retire from active employment effective June 30, 2005.  He will, however, remain as Chairman of Auburn Community Bank and will be available to provide consulting services at the Registrant’s request.

Mr. Briner has no outstanding debt to the Registrant or any of its subsidiaries.

Item 9.01  Financial Statements and Exhibits.

     (c) Exhibits.

10.1	Retirement, Consulting and Noncompetition Agreement dated June 30, 2005
99.1	Press Release dated July 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Western Sierra Bancorp has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTERN SIERRA BANCORP

Date: July 1, 2005	By:	/s/ Gary D. Gall
Gary D. Gall
Chief Executive Officer